Exploration

                                      and

                               Production-Sharing

                                     Contract

                                 for hydrocarbons



                                    between



                           Republic of Sacha (Yakut)

                                      and

                               Russian Federation

                                on the one hand

                                      and

                       The Sacha - Austrian Joint Venture

                                      TAKT

                                  on the other









                               TABLE OF CONTENTS

Preamble

Article 1      Definitions
Article 2      Object of the contract
Article 3      Contractual area
Article 4      Duration
Article 5      Surrender of areas
Article 6      Minimum work obligation
Article 7      Discovery, estimating, commercial discovery
Article 8 Apportionment of hydrocarbons extracted, recovery of costs, production sharing
Article 9      Evaluation of hydrocarbons
Article 10     Marketing of natural gas
Article 11     Accounting and cost apportionment
Article 12     Rights and obligations of TAKT
Article 13     Provision of goods and services
Article 14     Rights of the representatives of the Government
Article 15     Joint extraction from a deposit
Article 16     Taxes and levies
Article 17     Internal demand
Article 18     Promotion of natural gas projects
Article 19     Currency and Bank Accounts
Article 20     Ownership of assets
Article 21     Liability and insurance
Article 22     Transfer of shares
Article 23     Secrecy and confidentiality
Article 24     Notifications
Article 25     Arbitration
Article 26     Language of the contract
Article 27     Force majeure
Article 28     Validity clause
Article 29     Bonus
Article 30     Miscellaneous
Article 31     Amendments and addenda to the contract
Article 32     Government
Article 33     Entry into force




                                    Preamble


TAKT was formed on 7th June 1991 by PGO Lenaneftegasgeologija and OEMV (JAKUTIEN) Exploration Gesellschaft m.b.H. and on l8th August 1991 was registered by the Ministry of Finance of the RSFSR, in order to make a fundamental contribution to the development of Yakut in the field of developing hydrocarbons.

By a decision of the Managing Board of TAKT on 10th September 1998 the Nationale Erdoel - und Erdgasgesellschaft Sachaneftegas was included as a new founder on the Yakut side.

Confident of the conclusion of this contract TAKT has already sunk and attested a borehole to a final depth of 2928 m in the contractual area, reprocessed seismic data and has interpreted 2090 km of unreprocessable seismic data.

On 21st February 1992 the law concerning natural earth resources of the Russian Federation was published, and mentioned the conclusion of exploration and production sharing agreements.

On 22nd December 1992 the law of natural earth resources of the Republic of Sacha (Yakut) became effective.

On 24.12.1993 a Decree relating to matters of production sharing agreements for the utilisation of the natural earth resources, No. 2285 was published by President Yeltsin.

The geological companies of the Republic of Sacha (Yakut) have collected and evaluated extensive geological and geophysical data in the areas.

By disposition of the Government of the Republic of Sacha (Yakut) of 25th January 1994 the Ministry of Industry of the Republic of Sacha (Yakut) was empowered, to sign this contract as representative of the said Government.

On the basis of the common aim of the parties, to utilise the hydrocarbons in the Republic of Sacha (Yakut) efficiently and on a profit-making basis, the parties have reached agreement as follows:

                                   Article 1

                                  Definitions

Activities:             this means all the activities, which are the object of
                        this contract.

Export point:           means any point at which the crude oil will be handed
                        over to TAKT FOB Export port.

                        The export port will be agreed between the parties hereto.

Contractual area:       means Section 1 and Section 2, shown on the map in
                        Appendix 1.

Extraction area:        means any part of the contractual area, marked and
                        indicated as such by TAKT and will also include all the reserves of hydrocarbons of a commercial discovery.
                        After conclusion of the activities in accordance with Art. 7.1 the extraction area may be extended by TAKT, if the results of these activities indicate a greater extension of hydrocarbons.

Strike (discovery):     means the discovery of hydrocarbons regardless of the
                        quantity.

Hydrocarbons deposit:   means the hydrocarbons in accordance with Article 8
                        Point 7.

Entry into force of the
contract:               means that date on which the last approval was issued
                        for the validity of the contract in accordance with
                        Article 33.

Calendar year:          means a year that begins on 1st January and ends on 31st
                        December.

Hydrocarbons:           means crude oil of various degrees of density, asphalt,
                        natural gas, condensate and any other substances containing hydrocarbons, found in the contractual area and which can be extracted, as well as any substances, which can be obtained therefrom, including sulphur, helium, carbon dioxide and other hydrocarbons.

Costs: means all those costs, incurred in connection with exploration, estimating, development and extraction, regardless of whether these are investment costs or operating costs, storage costs, marketing and export costs, loan costs for outside financing, royalties, the legally specified VAT, personnel costs including legal levies and voluntary additional payments, interest amounts in accordance with Art. 8 point
                        5 and 6, bonus in accordance with Article 29, amounts, used for apportionment to funds set up by TAKT as well as any further costs, listed in the offsetting agreement. Costs also covers costs for projects for the economic and social development of Yakut, incurred by TAKT.

Hydrocarbons costs:     means the hydrocarbons in accordance with Article 8,
                        point 4.

Commercial extraction:  means any date, from which TATK on the basis of delivery agreements conveys crude oil or natural gas out of the extraction area. The date shall be stipulated individually for each commercial discovery. Extraction for test purposes shall not be considered as commercial extraction.

Commercial discovery:   means a discovery or strike in the contractual area,
                        which in the opinion of TAKT has the potential, to be developed and extracted in the future on a financially viable basis.

Party or parties:       means the Government or TAKT or both together as well
                        as their legal successors.

Production period:      means the period from the commencement of commercial
                        extraction, lasting 20 years, if not extended in accordance with Article 4.

Government:             means the Government of the Republic of Sacha (Yakut)
                        ("RS") as the legitimate representative of RF and the Government of the Russian Federation ("RF") as the legitimate representative of the RF.

Royalty: means the extraction interest of 8 % of the available hydrocarbons, which will be made available to the Government of TAKT at the handing over point or will be paid in cash.

Standard cubic metre or
SKM: means the quantity of gas, which is necessary, to fl1 a container of 1 cubic metre at the atmospheric pressure of 101.325 kPA and at a temperature of 0 degrees Celsius.

Hand over point:        means the point at which hydrocarbons are handed over to
                        the customer in accordance with delivery agreements and measured.

Offsetting contract:    means the document, attached hereto as Appendix 2 and
                        which contains detailed rules and regulations concerning cost accounting.

Contract:               means this exploration and product sharing contract
                        including Appendices 1, 2, 3, 4, 5 and 6.

                                   Article 2

                             Object of the contract

2.1 The object of this contract is any activities for the exploration, development, extraction including processing, storage, marketing, transportation and exporting of hydrocarbons in the contractual area as well as any auxiliary activities, connected therewith.

2.2. The Government grants TAKT thc exclusive right, during the period of validity of the contract and in the contractual area to undertake activities and to freely export the hydrocarbons in accordance with the conditions of this contract. The Government does hereby guarantee that the licences, which are necessary to carry on the activities and which are not attached to th1s contract as Appendix 4, will be issued immediately by the Government or its administrative sub-units. Any costs for the issue of such additional licences shall be covered with the portion of the Government in accordance with Article 8.7. If licences have not been issued within one month after an application has been made by TAKT, then the period of validity of the contract shall be extended accordingly.

2.3 The licences, necessary in accordance with Yakut and Russian legislation for the utilisation of the natural earth resources, have been agreed between TAKT and the Government and are attached to this contract as Appendix 4.

                                   Article 3

                                Contractual area

3.1 The Government does hereby guarantee that Appendix 1, may be used exclusively by TAKT for the duration of the contract. If for this purpose the cooperation of administrative departments of the RS is necessary, then allocation shall be effected by the Government and these departments jointly.

3.2. TAKT undertakes, to make available the following amounts to the administrative departments of RS for projects for social development purposes:

     Exploration phase(s):    2.5% of the costs of TAKT for searching
                              and surveying.

     Development phase:       Up to 2% of the costs of TAKT for the development
                              of petroleum or natural gas deposits.

     TAKT shall not make available more than US$ 30 million for such projects.

     TAKT and the administrative department shall decide jointly on the projects to be promoted.


3.3 If in the opinion of TAKT an extraction area extends beyond the contractual area, then this area shall become part of the contractual area, if it has not been given to another company. In this case the Government undertakes to grant licences to TAKT, on the same conditions as apply to the original contractual area.

3.4 If the partners agree, additional areas may also be included as part of the contractual area.

3.5 The Government undertakes, to grant to TAKT all the rights which are necessary for the construction of pipelines and transportation of hydrocarbons, if such pipelines go beyond the contractual area.

3.6 If on the territory of the Republic of Sacha (Yakut) TAKT receives further licences for searching and extraction of hydrocarbons, then TAKT may offset the costs of each other licence with the costs of this contract.

                                   Article 4

                                    Duration

4.1 The first exploration period shall last five years from the entry into force of the contract. TAKT is entitled, to extend the first exploration period by a further, second exploration period of 5 years, if tax has fulfilled its obligations completely from the first exploration period.

     TAKT must inform the Government at the latest 3 months before commencement of the first exploration period, if TAKT wishes to move into the second exploration period.

4.2 If at the latest at the end of the second exploration period an extraction area has not been designated by TAKT, the contract shall be deemed to be terminated.

4.3 The first and/or second exploration periods shall be automatically extended, if on the date of the end of the relevant exploration period a borehole has in fact just be sunk. The extension shall be valid for a period of three months, after the final depth has been reached in accordance with the drilling plan. This extension shall not apply to the sinking of the borehole(s) in accordance with Arts. 6.1 and 6.2.

4.4 Concerning any extraction area the contract shall remain valid for 20 years from the commencement of commercial extraction. If in the opinion of TAKT after the expiry of the 20 year period commercial extraction shall be guaranteed, then TAKT shall be entitled, to extend this contract. The freshly negotiated conditions, may not be worse than the conditions applicable until that point in time.

     TAKT shall have at least 12 months before the expiry of the production period to notify the Government, that it is going to exercise the right to extend the production period by as many years as the extension totals and whether it wishes, on the basis of financial features, to freshly negotiate parts of the contract.

     If TAKT wishes a fresh negotiation, the parties shall make the greatest efforts, before the commencement of the extension of the production period, to come to an agreement.

4.5. If before commencement of commercial extraction the parties conclude a natural gas delivery contract, the period of validity of which is longer than 20 years, then the production period shall automatically last as long and the possibility of an extension shall only arise after that.

                                   Article 5

                            Relinquishment of areas

5.1 If TAKT does not go into the second exploration phase, then it must relinquish all areas with the exception of the extraction areas on the expiry of the first exploration period.

5.2 After the expiry of the second exploration period, TAKT must relinquish all those parts, which it has not designated as extraction areas.

5.3 During the exploration period TAKT may voluntarily give up parts of the contractual area, but without however being released from the obligations of the minimum work obligation.

     The relinquishment of areas in accordance with this Article 5.3 shall become legally effective 30 days after the receipt by the Government of an appropriate notification.

5.4 At the end of the relevant exploration period TAKT will retain areas, which are in Section 1 and/or Section 2, to the Government, which in the opinion of TAKT are no longer worth exploration.

5.5 In accordance with standard practice throughout thc world in the petroleum and natural gas industry as well as in accordance with the rules, which in the RS apply to the area of environmenta1 protection and protection of the natural earth resources, TAKT will restore the areas, which it has to hand back in accordance with this Article 5 and on which it has carried out survey and extraction activities.

                                   Article 6

                            Minimum work obligation

6.1 During the first exploration period TAKT must fulfill at least the following work obligation:

6.1.1   In Section 1 TAKT shall especially carry out the following tasks:

        --   Processing of seismic data - 850 km;

        --   Evaluation of seismic information

        --   Simulation and drawing up of the geological and facies maps

        -- The sinking of a test bore with breakdown and information concerning the subsalinary deposits.

6.1.2   In Section 2 TAKT shall carry out especially the following tasks:

        a)   Verchnemurbaysk Area:

             --   Processing of seismic data - 820 km
             --   Evaluation of seismic information
             --   Technical and economic evaluation of the area on the basis of the seismic interpretations;
             --   On proof of the financial viability on extraction in the
                  opinion of TAKT -- drilling work to the extent to be stipulated by TAKT.

        b)   Otradrunsk area:

             --   Processing of seismic data - 420 km
             --   Evaluation of seismic information
             --   Sinking of two test holes, whereby borehole 314-2 will be
                  included.

6.3 During the second exploration phase TAKT must fulfill a minimum work obligation stipulated by TAKT.

6.4 The minimum work obligation for the first or second exploration period shall be deemed fulfilled, if the works have been completed in accordance
     with Art. 6.1 or Art. 6.2.   Should TAKT not have fulfilled the minimum
     work obligation in accordance with Art. 6.1 or 6.2, then TAKT shall pay to the Government the differential amount between the amount actually expended for the activities and the sum of US$ 30 million.

     (Art. 6.1) or US$ 15 million (Art. 6.2).

     After fulfillment of the relative minimum work obligation TAKT may cancel the contract without further claims on the part of the Government.

     If the works in the first exploration period exceed the scope laid down in
     Article 6 Point 1 or an amount was expended which exceeds US$ 30,000,000, then the works and amounts of money shall be charged to the minimum work obligations of the second exploration period.

6.4 The Government recognises that, even before the entry into force of this contract, TAKT has carried out the following geologica1 and geophysical works and drillings, which as a result shall be recognised as partial fulfillment of the work obligation in accordance with Art. 6.1:

     -- sinking of borehole 314-2 and test investigation in Section 2, Otradinsk area (final depth 2928 m)

     --   reprocessing of 865 km seismic data and probably a further 100 km
     --   Interpretation of 2090 km of unreprocessable seismic data.

     For these works costs have been accumulated in accordance with the Table in Appendix3. These costs may be recovered as hydrocarbons costs in accordance with Article 8.

     In addition any costs of TAKT shall be recognised as recoverable, which can be properly proven by means of vouchers and documentation and are connected with the works in accordance with Article 6 Point 4 as well as costs for additional works before and after the signing of this contract.

6.5 If a drilling in accordance with Article 6.1.1 or 6.1.2 does not reach the planned drilling target for technical reasons, then the drilling obligation shall be considered as fulfilled, if in the opinion of TAKT every technical possible and economically sensible efforts have been made, to reach the drilling target.

                                   Article 7

                             Discovery, estimating,
                              commercial discovery

7.1 Within 60 days after TAKT has made a discovery, the Government is to be informed. After the Government has been informed TAKT may declare a commercial discovery and designate an extraction area.

     In this case TAKT shall have the possibility of carrying out studies, and if necessary and economically justified, of effecting additional drillings for more precise determination of all the fundamental parameters of the deposit discovered. These activities may, but need not be carried out during the first and second exploration period. If carried out during the two exploration periods, the costs shall be charged to the relevant task obligations in accordance with Article 6 Point 3.

     If TAKT has not carried out the aforementioned activities in an extraction area by the end of the second exploration period, then TAKT shall have a further period of five years or shall be entitled to cancel the contract.

7.2 After the termination of the activities in accordance with Art. 7.1 TAKT must within two years submit a development project to the Government, in accordance with the International Standard of the oil industry taking into account local features or the contract shaft be considered as canceled. TAKT shaft be entitled, to carry out the development project including amendments and addenda made by TAKT with the aim of commercial extraction. The date for the commencement of the development project shall be stipulated by TAKT based on the conclusion of delivery agreements for the hydrocarbons to be extracted at world market prices, in convertible currency and financially tolerable conditions or in accordance with the existence of detailed rules and regulations in accordance with Article 17 Points 1 and 2.

                                   Article 8

                            Allocation of extraction
                               Recovery of costs
                               Production sharing

8.1 TAKT must make available any cash amounts, necessary for the completion of the activities, and may only recover its accumulated costs from the hydrocarbons costs. TAKT shall be entitled to freely use extracted hydrocarbons to the extent required for the carrying out of the activities.

8.2. The extracted hydrocarbons which are not needed for carrying out the activities ("available hydrocarbons") shall be measured at the transfer point and shall be split up at the transfer point in accordance with the following conditions.

8.3. 8% of the available hydrocarbons shall be made available to the Government at the transfer point as royalty or shall be paid in cash. Royalties are recoverable within the framework of the hydrocarbons costs.

8.4. TAKT shall be entitled to recover its accumulated costs from up to 90 ./0 of the available hydrocarbons after deduction of the royalties ("hydrocarbons costs"). The type and method of recovery of the costs for individual cost types shall be established by TAKT.

8.5. The costs incurred through carrying out the activities up to the beginning of commercial extraction, financed from own funds or loans not bearing interest, shall bear interest half-yearly. The applicable interest rate shall be the 6 month Libor for US$.

     The costs for each half-year shall be totaled up at the end of the half-year and shall bear interest at the interest rate applicable on the first day of the half-year. The interest amounts determined for each half year shall be added to the costs for the next half-year.

8.6. If the costs accumulated before and after commencement of commercial extraction cannot be recovered within one year, then costs not recovered shall be carried forward to the next year, and indeed for as long as necessary until all costs have been recovered.

     All costs not recovered in one year shall bear interest for the prior year and the interest amounts do determined shall be added to the costs for the next year. Loans taken up from Banks shall be excepted from bearing interest.

8.7. Those quantities of available hydrocarbons, which are not used as hydrocarbons costs ("hydrocarbons deposit"), shall be split up as follows between TAKT and the Government:

     Portion of the Government:    40%

     Portion of TAKT:              60%

     The total portion so determined for TAKT of hydrocarbons recovery shall be taxed at a rate of 24%. Regardless of any change in laws, the tax rate shall be maintained during the whole period of validity of the contract.

8.8. During a current calendar year the costs and proceeds shall be estimated on the basis of assumptions by TAKT, which will also form the basis for the splitting of the hydrocarbons.

     Within three months after the expiry of each calendar year TAKT will forward to the Government annual accounts, which will contain the actual results of the year which has expired. Differences between the provisional splitting of hydrocarbons during a current calendar year and the result of the annual accounts must be equalised within the following calendar year.

8.9. Regulations concerning the shipment of hydrocarbons are to be agreed between the parties hereto before commercial extraction.

                                   Article 9

                           Evaluation of hydrocarbons
        for hydrocarbons costs, hydrocarbons recovery and tax assessment

9.1. Natural gas shall be valued at the average of the price, which was achieved by the Government and TAKT at the transfer point in accordance with a natural gas delivery contract during the previous quarter.

9.2. Crude oil shall be valued at the average of the export price, which was achieved by TAKT during the previous quarter. Export price means the price FOB export point, as would be achieved between non-bound companies and on the basis of the triple comparison in freely convertible currency. Deductions on account of sales or trading discounts shall be restricted by TAKT to the internationally customary extent.

9.3. If TAKT sells crude oil to a bound company, then the average price of the past quarter shall be determined on the basis of the quotations published in Platt's for crude oil of comparable quality and destination.

9.4. The aforementioned rules shall be adjusted within the framework of the annual cost recovery account to the average price actually applicable to a quarter.

                                   Article 10

                            Marketing of natural gas

10.1. The Government and TAKT may jointly export natural gas and for this purpose conclude a natural gas delivery contract with one or several buyers.

10.2. If for the financial viability of a natural gas export contract the quantities of TAKT should not be adequate, then the Government TAKT will make the greatest possible efforts to achieve the joint sale of natural gas.

                                   Article 11

                            Accounting, and costing

11.1. TAKT must keep its commercial ledgers in accordance with the specifications of the offsetting contract, the principles internationally recognised in the oil industry and the internal TAKT accounting regulation. To determine the value of hydrocarbons costs and hydrocarbons recovery, TAKT will use only the US$ as the currency.

11.2. Within 90 days from the end of a calendar year TAKT must forward to the Government a list of the costs accumulated in connection with the activities.

11.3. After recording commercial extraction TAKT must additionally forward a report to the Government concerning the quantity of the extracted hydrocarbons for the drafting of the costs.

11.4. The Government shall be entitled at its own expense to check the annual cost accounting including the relevant documentation of TAKT regularly for purposes of correctness. If the Government does not check the cost accounting within 12 months from 31st December of any year in which the costs have been incurred, then the costs shall be deemed to have been accepted and the Government shall not be able to make any later objections to the costs contained in the cost accounting documents.

       The costs contained in the cost accounting system shall be deemed as the basis of the cost recovery in accordance with Article 8.

11.5. If the Government has undertaken a check in accordance with Article 11.4, the Government must make available to TAKT in writing the results of the check within 6 months from the end of the said check.

       The Government may only make the following objections:

       --   the figures of the cost accounting are not correct;

       -- the costs for acquired goods and services criteria are not in accordance with Article 13.4;

       -- Payments for goods and services are not in accordance with the relevant contracts of the suppliers;

       -- the quality of the goods, taking into account the market situation, is not in accordance with the price paid.

11.6. If the Government and TAKT cannot agree on the test results, then if necessary the international centre of experts of the International Chamber of Trade, Paris, may be called in, in accordance with the procedure relating to the expert report required by the Chamber.

                                   Article 12

                         Rights and obligations of TAKT

12.1. At the latest 30 days after the entry into force of this contract TAKT must appoint a representative as the correspondent (interlocutor) for the Government.

12.2. In accordance with the applicable legal situation, during the period of validity of this contract, representatives of TAKT as well as other persons appointed by TAKT shall at any time have free access to the contractual area.

12.3. Without further approval all the machines and plants necessary for the completion of the activities may be brought into the contractual area and set up and operated there, provided the machines and plants, are in accordance with the international standard.

12.4. TAKT must bear all costs connected with the activities and may only recover these costs from the hydrocarbons costs.

12.5. TAKT shall be entitled, to use public facilities, such as roads, on conditions which do not discriminate against TAKT compared with third parties. Subject to the widest possible protection of nature, TAKT shall be entitled to build roads and other traffic routes in the contractual area, if necessary for the activities. In response to queries from the Government TAKT shall generally permit the utilisation of these roads and traffic routes, provided this does not restrict TAKT in its activities and does not give rise to any additional financial burden.

12.6. For purposes of the activities in the contractual area TAKT may make use of the raw materials which exist there, such as sand, rocks, water and timber, in the necessary scope and on conditions which do not discriminate against TAKT, compare with third parties,

12.7. If necessary for the activities, TAKT shall be entitled to sink water wells.

12.8. Taking into account local features TAKT must carry out its activities in accordance with the conditions of this contract as well as the internationally recognised standards governing the petroleum and natural gas industry.

       The activities shall be carried out efficiently, safely and so as to save costs with the aim of achieving the best financial and economic exploitation of the deposits.

12.9. When carrying out the activities TAKT must ensure that it avoids to the greatest extent possible:

       --   the loss of hydrocarbons above and below the surface of the earth
       --   damage to rock formations which carry hydrocarbons
       --   the unintended penetration of water into rock formations carrying hydrocarbons
       --   environmental pollution and damage.

       TAKT shall accept no liability for damage to the environment in the contractual area, which occurred before this contract became effective. The activities of TAKT in the field of environmental protection are listed in Appendix 5.

12.10. TAKT must inform the Government half-yearly of the activities and forward reports to it in accordance with the regulations of the Government relating to statistical reports.

12.11. Within 6 months from expiry of the first or second exploration phase TAKT will submit a geological report to the Government.

12.12. Within 6 months from the end of the contract TAKT will forward to the Government drilling cores and other technical data, which have come into the possession of TAKT during the period of validity of the contract.

                                   Article 13

                        Provision of goods and services

13.1. TAKT must make available itself or through subcontractors, who would be selected by TAKT, all the materials, machines, plants and other equipment as well as services for the activities.

13.2. The number and remuneration of the employees, involved in the activities, shall be determined solely by TAKT, whereby the remuneration must not be less than the legally stipulated minimum.

13.3. TAKT shall make every effort to ensure that the majority of the employees are citizens of the RF and that these employees are allowed further education specific to their trade or profession in accordance with the directives laid down by TAKT.

13.4. For orders to subcontractors, which go above an amount of US$ 500,000 TAKT shall be obliged to instigate a tender competition. TAKT must place the order with the company, which in the opinion of TAKT as regards price, quality, delivery time and technical skills best satisfies the requirements of TAKT. In the event of equality of bids or tenders, Russian and Yakut companies must be given preference.

                                   Article 14

                Rights of the representatives of the Government

14.1. Representatives of the Government shall by prior agreement with TAKT be entitled to access at any time to the contractual area and may examine all documents on the spot, inspect items of equipment as well as generally observe the activities.

14.2. The access of the representatives of the Government shall be at their own risk and expense.

       They shall not have any right to intervene directly in the activities or give instructions concerning the activities, provided the activities are not in conflict with this contract and are in accordance with the laws. In response to prior notice in good time of a visit of the representatives of the Government, they will be offered the same accommodation and subsistence possibilities as the employees of TAKT. The number of visitors as well as their stay time shall be agreed between the Government and TAKT.

14.3. The Government shall grant TAKT the greatest possible support in obtaining visas, work permits and any other approvals necessary for Yakut, Russian and foreign employees as well as employees of subcontractors.

                                   Article 15

                        Joint extraction from a deposit

15.1. If an extraction area extends beyond the borders of the contractual area and this adjacent area has been placed with another company within the framework of a licence agreement, the Government, if the companies affected do not reach agreement within a reasonable deadline, may request in writing, that this extraction area be developed uniformly and that a joint development project be submitted.

15.2. If this development project is not submitted within a year following a written request from the Government and the Government does not grant any extension of this deadline, then the Government may request that an internationally known consultancy company prepare this development project.

       As regards the costs of the consultancy company the companies affected must reach an appropriate agreement. If no agreement is reached, the costs shall be borne in the ratio of the hydrocarbons reserves of the relevant company to the hydrocarbons reserves of the whole development project.

15.3. All measures for the preparation and execution of the development project shall require a contractual settlement between the companies affected.

                                   Article 16

                                Taxes and levies

16.1. TAKT is obliged to pay taxes on hydrocarbons VAT recoveries and the legally specified up to a maximum rate of 20 % in accordance with the conditions of this contract and royalties in the form of hydrocarbons to be delivered in accordance with Article 8 Point 3 to the Government or in cash, valued in accordance with Article 9.

       Within the framework of the development project in accordance with
       Article 7 Point 2 TAKT and the Government shall reach agreement as to whether the taxes and levies are to be paid in cash or in hydrocarbons.

       In consideration thereof the Government does hereby guarantee that TAKT shall be exempt from all other taxes, levies and fees (i.e. fees for the transfer of the land (lease agreement)), of any kind whatsoever, during the period of validity of this contract. The share of the Government in hydrocarbons recoveries in accordance with Article 8 Point 7 shall cover, in addition to other expenditure, also the expenditure described in this paragraph.

       This exemption from tax shall only apply to activities connected with this contract.

16.2. The Government does hereby guarantee that TAKT and its employees in the RS and RF shall not pay any import and export duties, or any other levies of any kind whatsoever, for goods, including goods required daily, involved directly and indirectly with the activities. This guarantee also applies to subcontractors appointed by TAKT.

16.3. The Government does hereby guarantee and shall not be subject to the regulations to compulsory purchase for foreign exchange either when importing or exporting capital.

16.4. Taxes and levies shall be paid within 30 days after the termination of each quarter on the basis of the provisional prices and quantities. Within 90 days from the end of a calendar year the taxes and levies shall be established on the basis of exact prices and quantities for the preceding calendar year.

       Credits in favour of the Government or TAKT shall be settled with the first payment of the current calendar year.

16.5. The aforementioned guarantees apply both to the currently existing and also any future legal situation.

                                   Article 17

                              International demand

17.1. Should natural gas be needed to settle internal demand, then TAKT shall conclude a natural gas delivery contract with the Government, which will provide for the payment of TAKT in convertible currency at an agreed price.

       Taking into account Article 10 the Government and TAKT must reach an agreement on the quantities, which are to be available to satisfy internal demand.

17.2. In the event of the commercial extraction of crude oil and condensate TAKT shall sell to the Government that part of the available crude oil and condensate, accruing to it in accordance with Art. 8 Points 4 and 7. As purchase price the Government does hereby undertake to make available to TAKT the same quantity of crude oil and condensate taking into account quality differences at the point of export. Detailed regulations are to be agreed between the parties on conclusion of the activities in accordance with Art. 7 Point 1.

       There need not be any exchange, if the Government pays for the crude oil and condensate in convertible currency at world market prices.

       The world market price or the quantity of crude oil and condensate made available at the point of export shall be reduced by an amount or a quantity, which will be stipulated between the Government and TAKT and take into account transport costs.

                                   Article 18

                       Promotion of natural gas projects

In accordance with the development of the natural gas potential of the RS and in view of the activities of TAKT, working as the first Yakut-Austrian Joint Venture searching for hydrocarbons in the RS, the Government will make the greatest possible efforts, to allow TAKT the earliest possible connection to the pipelines for the exporting of natural gas and produce all the necessary documents and take all the necessary resolutions to have a positive effect on natural gas extraction by TAKT.

                                   Article 19

                           Currency and Bank accounts

19.1. To calculate costs and income and to calculate the expenditure obligation in accordance with Artic1e 6 TAKT will use US Dollars as the currency.

19.2. To calculate expenditure in Roubles generally the rate of exchange at which TAKT can obtain Roubles against Dollars shall apply.

19.3. To calculate income in Roubles the same rate of exchange at which TAKT can obtain US Dollars against Roubles shall apply.

19.4. The Government guarantees TAKT the right at any time to free payments in convertible currency from and to the RS and RF.

19.5. TAKT shall be entitled to set up and open accounts abroad at any time for freely convertible currency and freely dispose of the cash deposited there, without the cash having first to be transferred to the RS or RF.

19.6. TAKT shall be entitled, taking into account the applicable double taxation agreements, to make dividend payments to its foreign participants, as well as fulfilling loan and other monetary obligations, without deductions of any kind whatsoever from accounts in the RS and RF or from accounts abroad.

                                   Article 20

                              Ownership of assets

20.1. All assets, which TAKT acquires and the purchasing costs of which are recoverable as hydrocarbons costs, shall transfer into the ownership of the Government on the date on which the costs for these have been recovered.

20.2. During the period in which these assets are used for the activities, TAKT shall have an unrestricted and free right of utilisation

20.3. On termination of the contract TAKT shall in no way be liable for the condition of the assets.

20.4. Article 20.1 does not apply to assets leased by TAKT or provided by subcontractors.

                                   Article 21

                            Liability and insurance

21.1. In accordance with the applicable legal situation ~e assets procured by TAKT for the activities shall be insured with insurance companies of the RS or RF.

21.2. The conclusion of other insurance policies such as risk insurance, operating interruption and third party liability insurance policies as well as the usual international insurance policies for exploration and extraction activities shall be at the discretion of TAKT.

21.3. TAKT shall be liable to the Government only for those direct damages, caused by gross negligence or deliberately by executives of TAKT. Liability for consequential damages, of any kind, is excluded.

21.4. TAKT undertakes, to release the Government from the claims of third parties, the damages of which have been caused by TAKT or its representatives, insofar as these actions were not taken in accordance with this contract. TAKT cannot however be made liable if TAKT has no possibility of exercising direct control in accordance with the standard practices of the international petroleum and natural gas industry.

21.5. The Government does hereby undertake to release and exempt TAKT from the claims of third parties, damages to which have been caused by actions of the Government or its representatives.

                                   Article 22

                               Transfer of shares

22.1. Without the prior consent of the Government TAKT shall not be entitled to transfer right and obligations under this contract either partly or wholly to third parties.

22.2. The consent of the Government may only be refused for important reasons, concerning the financial and social situation or for reasons of national security.

22.3. Within 45 days after written notification by TAKT the Government must state in writing whether any of the reasons in accordance with Article
       22.2. prevail. If TAKT receives no comments, then the transfer shall be considered as approved by expiry of the 45 day deadline. The Government undertakes to sign the agreements to be amended as a result of the transfer.

22.4. On the basis of proceeds from the transfer of rights and obligations under this contract TAKT need not pay any taxes or fees.

22.5. For the legal effectiveness of the transfers of rights of obligations under this contract the consent of the Government will be adequate. An approval in accordance with Article 32 is not necessary.

                                   Article 23

                        Data and confidentiality of data

23.1. During the period of validity of this contract TAKT must preserve technical documents as well as a selection of drilling cores and other rock samples for a reasonable period of time and at the request of the Government make them available or allow them to be inspected by the Government, whereby the activities of TAKT must not be prejudicially affected by this.

23.2. TAKT shall be entitled at any time to use or evaluate parts of the rock samples as well as other technical documents inside and outside the RF and RS.

23.3. These rock samples and technical documents may only be passed on by the Government and TAKT to executive, subcontractors, consultancy companies or bound companies. It must however be guaranteed, that these rock samples and technical documents shall be treated confidentially, and not passed on to third parties. TAKT may also pass on these rock samples and technical documents to companies, which are interested in a transfer of rights and obligations from TAKT under this contract.

       The prerequisite for the onward transmission is in connection with the activities.

23.4. The obligation to maintain secrecy and confidentiality shall end on the expiry of this contract.

23.5. All data and information relating to the contractual area, in the possession of the Government, authorities subordinate to it or in the possession of companies, controlled by the Government, shall be made available within 60 days after the entry into force of this contract to TAKT in the form of copies.

                                   Article 24

                                    Notices

24.1. All notifications and notices, to be forwarded in accordance with this contract or in connection with it, must be in writing and sent to the following addresses and shall be considered as received.

       a) in the case of personal hand over on being handed over, whereby the addressee must confirm receipt;

       b)  in the case of a registered letter on its arrival;

       c) in the event of a telex, when the telex sent bears a correct reply endorsement of the addressee in each case at the beginning and at the end, on the day after it is sent.

24.2. The Government and TAKT do hereby undertake to notify in advance in good time any change in these addresses.

24.3. Notifications and notices may be made both in Russian, English or in German.

       The recipient must always ensure translation.

                                   Article 25

                         Applicable law and Arbitration

25.1. The contract shall be subject to the law of tile Republic of Sacha (Yakut) and the Russian Federation.

25.2. Any disputes arising out of this contract, which cannot be settled amicably, shall be settled by a Court of Arbitration in accordance with the rules of UNCITRAL (Community of the United Nations for International Trading Law). The Court of Arbitration shall consist of 3 members.

25.3. The Court of Arbitration must conduct its proceedings in Zurich, Switzerland.

25.4. The Government waives the right to plead State immunity and does hereby subject itself to the Court of Arbitration and its decision as well as the execution of the Arbitration decision.

                                   Article 26

                            Language of the contract

26.1. The Russian and German version of this contract are both equally binding.

26.2. In the event of interpretation problems caused by translation an independent expert is to be appointed by the parties hereto and shall be responsible for preparing a proposal to solve the problem satisfying the financial and economic aims and the object of the Joint Venture.

                                   Article 27

                                 Force Majeure

27.1. TAKT shall be released from liability for the complete or partial non-fulfillment or incorrect fulfillment of its obligations under this contract, if these disturbances are caused by events, which are outside the control of TAKT.

27.2. On the occurrence of the aforementioned events TAKT must immediately inform the Government thereof in writing, but no later than fourteen days after the occurrence thereof. The notice must give details of the nature of the events and - if possible - an estimate of the effects on the fulfillment of the obligations under this contract by TAKT as well as the probab1e date for the fulfillment of these obligations.

27.3. In the event of averting or on the termination of aforementioned events TAKT must inform the Government thereof in writing at once, but no later than after seven days. The notice must state a time, when the obligations under this contract shall probably be fulfilled.

27.4. On the occurrence of the aforementioned events fulfillment of the relevant obligations under this contract by TAKT shall be postponed by the time of the circumstances. Should these circumstances last longer than twelve months, then TAKT and the Government shall meet to determine the further procedure.

27.5 In accordance with Article 25 a decision shal1 be taken by the Court of Arbitration mentioned therein concerning disputes arising due to circumstances of force majeure.

                                   Article 28

                                Validity clause

28.1. Should individual articles of this contract or parts thereof be or become ineffective, this shall not affect the effectiveness of the other articles and the total contract.

28.2. The parties shall in such a case be obliged to replace the ineffective article or its ineffective parts by an article that comes closest to the financial purpose of the ineffective article.

                                   Article 29

                                     Bonus

TAKT undertakes to pay a bonus totaling US$ 840,000 on the entry into force of the contract to the Government. The Government recognises that TAKT has fulfilled this obligation on paying the same amount to Lenaneftegasgeologia as partial remuneration for the drilling of well 314-2 and there shall therefore be no further payments for this reason to the Government.


                                   Article 30

                                 Miscellaneous

30.1. This contract consists of a main part, Appendix 1, Appendix 2, Appendix 3, Appendix 4, Appendix 5 and Appendix 6, which represent integral components of this contract.

30.2. In the event of conflicts between the main part and the appendices, the conditions of the main part shall be given precedence.

30.3. In the event of a conflict between the licences in accordance with Appendix 4 and the conditions of the main part of the contract, the conditions of the main part shall be given precedence.

30.4. The rights and obligations of the parties under this contract shall transfer to their legal successors.

30.5. The Government does hereby guarantee that on signing this contract only those further licences for the utilisation of the contractual area exist as listed in Appendix 6. Should there be problems in the simultaneous utilisation of the contractual area between TAKT and other licensees, the Government shall resolve this dispute also in view of the overriding significance of the search for and extraction of hydrocarbons for the development of the Republic of Sacha.

       Licences, given by the Government after the signing of this contract, shall contain a condition, providing for the preferential utilisation of the contractual area by TAKT.

       Under no circumstances however may licences be given, which have as their object the searching for and extraction of hydrocarbons.

                                   Article 31

                    Amendments and addenda to the contract.

Any amendments and addenda to this contract must be in writing and in Russian and German and may only be undertaken by agreement between the representatives of the parties empowered for this purpose.

                                   Article 32

                                   Government

32.1. The Government of the RS, represented by its competent organs and the Government of the RF, represented by its competent organs, do hereby guarantee the rights and entitlements granted to TAKT in this contract. The Government will hand down all the necessary documents and appoint and instruct the subordinate authorities in such a way that in its activities TAKT shall be able to enjoy these rights and entitlements.

       The rights, obligations and guarantees of the Government shall transfer to their relevant legal successors.

32.2. The Government shall within 30 days from the entry into force of this contract appoint a representative, who will be empowered to receive any notices in accordance with this contract. Notices from TAKT to this representative shall be considered as properly sent.

       Regardless of the effectiveness of the serving of notices, the Government shall immediately notify TAKT of the receipt of such notices.

32.3. If the Government appoints a representative as a replacement for the representative in accordance with Article 32.2. above, TAKT must be notified of this. The appointment shall become legally effective 10 days after receipt by TAKT of an appropriate notice.

                                   Article 33

                                Entry into force

This contract shall become effective after being signed by the parties and after approval of the contract by the legislating bodies of the Republic of Sacha and the RF. The approvals must be published.

In the name and on the instructions of
The Republic of Sacha (Yakut)



In the name and on the instructions of
Russian Federation



In the name and on the instructions of
TAKT



                                                                  Appendix No. 1

                      Map and coordinates of the sections

Two maps with Russian place names
                                                                  APPENDIX No. 2

                              Offsetting Agreement

GENERAL CONDITIONS

1.  Purpose

The purpose of this offsetting agreement is to stipulate the principles of cost recovery and the cost recovery account in connection therewith, as well as the rules connected therewith for the costs, as Appendix 2 of the contract.

All costs from the activities of TAKT, whether costs of exploration, the valuation and development of a discovery, or in addition costs of maintaining the current operation, as well as costs for processing and selling hydrocarbons and activities of TAKT connected therewith, are to be put into the KRR (cost recovery accounting system) and may be recovered from hydrocarbons costs.

2.  Definitions

The terms used in this offsetting agreement have the same significance as in the case of the definitions of the contract, unless additional definitions are given hereinafter.

Cost recovery: the method by which the costs incurred by TAKT are deducted from the proceeds of the hydrocarbons sold by TAKT.

Cost recovery account: in short, KRR. Account into which all the costs are put for purposes of cost recovery.

Roubles: The currency or its successor currency currently applicable in the sovereign territory of the Government.

Participant:  The owners of the shares of the TAKT Articles of Association Fund.

US-Dollars:  The currency of the United States of America (USA), abbreviated to:
USD or US$ - as well as its successor currency.

3.  Currency and payments

The unit of currency in which the KRR is to be conducted, is the USD. The USD is also the currency on the basis of which cost recovery is effected, whereby however TAKT shall be entitled at any time to choose a currency other than the USD.

--  Roubles and other currencies.

To pay its expenditure and obligations in the RS and RF TAKT shall use the Rouble as currency. If payment in a currency other than the Rouble becomes necessary inside and outside the area of the Government and is permitted, TAKT may also pay in this other currency.

--  Rate of exchange

    -- For conversion of Roubles to USD and USD to Roubles the rate of exchange stipulated in Article 19.2 and 19.3 of the contract (i.e. on the date of signing of the contract the rate of exchange of the "MOSCOW INTERBANK CURRENCY EXCHANGE").

    -- To convert expenditure in Roubles but also income in Roubles of TAKT into USD - for purposes of cost recovery accounting - TAKT shall take an average of the Rouble rate of exchange, in accordance with Art 19.2 or 19.3 of the contract, over the current month, and adjust Rouble transactions in this month, with the rate of exchange calculated in this way, into USD in the KRR. If only a few Rouble transactions are to be allocated to the current month TAKT may also use the daily rate.

    -- In transactions in all other currencies the rate of exchange in the KRR is to be used which corresponds to the daily rate at which thc basic transaction became payable for TAKT. With a multiplicity of such transactions TAKT may also form an average rate over the current month, and at this rate put transactions into the KRR in other currencies, related to the relevant month.

4.  Financing

TAKT shall be entitled to independently select the type and source of financing of its commercial activities, inside and outside the area of the Government

COST RECOVERY ACCOUNT

Cost items of the KRR are all those TAKT costs incurred by TAKT in connection with the activities. The costs and proceeds of TAKT incurred for other reasons are not the object of tile cost recovery and the KRR, and in addition shall not be the object of any split of hydrocarbons recovery between the Government and TAKT.

Insofar as possible and if they exist, invoices are to be used as the TAKT vouchers for costs incurred.

1.  Cost items

The following are considered as costs in the sense of the cost items of the KRR:

1.1.  Materials and items of equipment

All equipment in connection with the materials and items of equipment purchased by TAKT to complete its activities.

1.2.  Labour and personnel costs

1.2.1. Personnel costs of the employees of TAKT including taxes and any additional levies allocated to personnel to paid by companies. The earmarked wage portions which go above the legally stipulated minimum wage portion, will not be paid, in accordance with Article 16.1 of the contract and shall therefore not go into the KKR either.

1.2.2.  Costs for labour services of third parties

1.3.  Services

1.3.1.  Costs for services acquired by TAKT from third parties.

1.3.2. Costs for services purchased from participants by TAKT within the framework of service agreements.

1.4.  Administration costs

All costs, connected with the administration of TAKT (i.e.: telephone fees, postal charges, . . . . .).

1.5.  Joint costs

1.5.1. Joint costs are costs incurred directly by the participants of TAKT in connection with the following general services (i.e.: general management, general consultancy and monitoring of thc total project, legal auditing, financing and engineering services) and which are not regulated by the corresponding service agreements.

1.5.2. The following shall be offset to TAKT by the participants of TAKT for joint costs annually:

1.5.2.1. 10 % of the total costs of TAKT per annum for the first 30 million USD in expenditure per annum. 8 % if this expenditure is between 30 and 50 million USD. 5 % if the expenditure is between 50 and 100 million USD, and 3 % in the case of annual costs over 100 million USD.

1.5.2.2. The participants of TAKT in total shall put per annum 1,400,000 USD in the exploration phase and development phase, before commercial exploitation and 2,000,000 USD thereafter as a minimum of the joint costs in the KRR, if the remuneration determined above in 1.5.2.1. for joint costs of the participants exceeds the amounts listed here in USD in 1.5.2.2.

1.6.  Leases, rights, bonus payments and patents.

Any leases, lease costs, bonus payments as well as payments in connection with the acquisition and utilisation of all types of rights and patents.

1.7.  Incidents (damages etc.)

Costs in connection with any types of incidents such as loss, theft, accident, catastrophes, force majeure etc.

1.8.  Insurance policies, premiums

All types of premiums and insurance policies incurred as costs by TAKT.

1.9.  Legal costs and costs for approvals

Costs incurred by TAKT for legal advice, lawyers, Court proceedings, payments imposed on TAKT by Courts etc., including costs in connection with arbitration proceedings, as well as costs connected with the placing or acquisition of all types of licences and approvals.

1.10.  Costs for ecological expenditure.

Costs for ecological and environmental protection- related expenditure of TAKT. TAKT can independently stipulate the scope of its ecological and environmental protection-related expenditure and outlays.

1.11.  Social Security, research and development costs

1.11.1.  Costs for research financed by TAKT

1.11.2. Costs for training and further education, as well as any Social Security payments for the employees of TAKT.

1.11.3. Costs of social, cultural and economic promotion and infrastructure measures in favour of third parties financed by TAKT, especially however local and regional units of the Government.

1. 11.4. Costs for social expenditure in general, as well as costs in accordance with Art. 3.2. of the contract.

1.12.  Capital costs

1.12.1. Costs of outside capital: Outside capital interest amounts, premiums, fees, continuous expenditure and other costs of outside capital, whereby the period of validity of the obligation entered into by TAKT with respect to the outside capital provider (i.e. short, medium and long-term credit lines) is insignificant. Outside capital costs may be recovered by TAKT regardless of the periods of validity of the obligations entered into by TAKT.

1.12.2. Costs of company's own capital that is to say the interest on the funds made available by the participants of TAKT, shall be stipulated by the rule in accordance with Article 8.5 and Article S.6 of the contract. These own capital costs, in accordance with Art. 8.5 and Art. 8.6 of the contract, shall be put into the KRR as costs.

1.13.  Strikes, lockouts, confiscation and non-fulfillment

Costs incurred by TAKT through strikes and lockouts, non-fulfillment by business partners, as well as Government emergency measures, as well as costs also incurred by TAKT in connection with the confiscation of property of TAKT such as goods, plant, hydrocarbons, etc.

1.14.  Costs of erection, maintenance and operation

Costs of erection, maintenance and operation of any items of equipment to carry out the activities of TAKT -- including buildings and other structures, as well as hydrocarbons stores and extraction equipment, such as tax, pipelines, the procurement of any infrastructure for the development of a discovery of hydrocarbons, the procurement of any infrastructure for the transportation of hydrocarbons, and including any costs in connection with the processing of hydrocarbons.

1.15.  Taxes, royalties, customs duties, other levies

All taxes, royalties, customs duties and any other levies to the Government, if not already dea1t with in Art. 8.3 of the contract, are to be put into the KRR as costs.

1.16. Miscellaneous costs

Miscellaneous costs such as costs in connection with Bank accounts of TAKT as well as money remittances, costs in connection with money exchange (especially the changing of Roubles into USD and USD into Roubles), other shipping costs, costs for repairs and maintenance works, costs of organising meetings and conferences, travel costs, removal costs of communications equipment, computer costs, energy and power costs, freight and storage costs, transport costs including costs of the transportation of hydrocarbons by pipelines, liquefaction costs of gas, costs of medical care for employees of TAKT, payment of damages, miscellaneous tests costs, as well as any kinds of remunerations and premiums.

1.17.  Initial project costs

All the costs kept in the ledgers of TAKT incurred before the signing of this contract, may be put into the KRR of TAKT as costs after signing, in accordance with Appendix 3 of the contract.

1.18. Other costs

Any other costs not explicitly listed in this section but incurred by TAKT in connection with its activities.

2.  Proceeds

2.1.  Proceeds from the sale of hydrocarbons.
In accordance with Art. 8.4 of the contract TAKT shall recover its costs from the proceeds from the sale of disposable hydrocarbons.

2.2.  Other sales proceeds

Proceeds from the sale of goods and services purchased by TAKT, which TAKT bought for the completion of the activities are to be deducted from the costs listed in the KRR, provided and only insofar as they were first put into the KRR as costs. For this purpose proceeds are to be valued at the price achieved on the date of sale.

2.3.  Proceeds from insurance policies and other premiums

Proceeds for the TAKT from insurance payments and similar payments, as well as miscellaneous premiums, lease charges and rents - provided these proceeds are based on the activities of TAKT -- are to be put into thc KRR as proceeds.

3.  Establishment of the KRR

3.1. The KRR shall be considered as audited and confined in all points, with the exception of the points objected to by me Government within the twelve month deadline. Only in these points shall the KRR be considered as not confined. Up to the final decision concerning a cost item objected to, this item shall be considered as properly put into the KRR. If there is no final decision concerning a cost item within two years after the putting of this item into the KRR, this cost item shall ~n any case be properly put into the KRR after the expiry of this two years.

3.2. If in connection with an audit or examination, areas of a participant of TAKT are affected then the Government -- represented by the body appointed to audit the KRR by the Council of Ministers of the RS -- may request of this participant, the confirmation of the Auditor of the partners concerning the proper nature of this cost item must be submitted to it. For the purpose of examining an item of the KRR of course the Government may not directly audit the documents of a participant. The audit is in any case to be conducted so that completion of the activities of TAKT is not prejudiced. In the event of a conflict the completion of the activities of TAKT shall take precedence over the interests of an audit. In each case however TAKT must make all reasonable efforts to cooperate to the fullest with the Government in carrying out an audit.

4.  Cost types and time schedule of the recoverable costs

The drawing up of the cost types and the time schedule of recovery shall come solely within the liability of TAKT, and must be broken down by TAKT into the following cost types:

A.  Extraction Costs

B.  Development Costs

C.  Exploration costs

From the hydrocarbons costs first A, then B and finally C shall be covered.

Re. A

Extraction costs are all those costs incurred through commercial extraction and any other costs, which cannot be counted as development cost8 and exploration costs.

Re. B

Development costs are all those costs, incurred by TAKT from the date of termination of the activities in accordance with Art. 7.1 of the contract for the development of the discovery.

Re. C

Exploration costs are all those costs to be put in the KRR, incurred by TAKT from the entry into force of this contract up to termination of the activities in accordance with Art. 7.1 of the contract, whereby initial project costs are also included.

The annual costs and proceeds of TAKT shall be collated in a list of costs and proceeds at least every 6 months. At the end of the year annua1 accounts shall be drawn up.

                                                                  APPENDIX No. 3



                                 Initial costs

TAKT already made payments before this contract entered into force. These payments mentioned in Article 6 Point 4 and in addition all the costs of TAKT, for which proper vouchers and records can be provided and which are connected with the works in accordance with Article 6 Point 4, are hereby recognised as recoverable.



INITIAL COSTS in total:                 USD2,313,942*)

*) This figure (the total up to 31/12/93) is not final and shall be calculated again up to the date of entry into force of the contract.

                                                                  APPENDIX No. 4




                      New licences for the TAKT activities


                                                                  APPENDIX No. 5




                            Environmental protection


                               Table of contents



1. Assessment of the condition of the environment and the effects of the activities of the Sacha-Austrian Joint Venture TAKT on these taking into account the environmental protection measures intended by TAKT

1.1. Nature of the environment in the sections intended for the carrying out of the geological exploration and extraction works

1.2. Social and economic data of the sections and areas involved

1.3. Effect of the searching, exploration and extraction activities on environment and nature

2.   Environmental protection measures

2.1. Environmental protection measures when planning petroleum and natural gas drillings

2.2. Environmental protection measures when carrying out the preparation works for the drillings and wells

2.3 Measures to protect the environment and the natural earth resources when sinking wells

2.4. Prevention of environmental protection during the borehole tests and extraction

2.5. Fulfillment of the measures to satisfy the recommendations of the mining Supervisory Body of the RS (Y) and Point 2 of certificate No. 184 of the authority for ecological certificates of the RS (Y)

3. The completion of liquidation and recultivation works in the sections with wells to be decommissioned

4. Obligations of TAKT in the field of environmental protection

5.   Summary

1. Assessment of the condition of the environment and the effects of the activities of the Sacha-Austrian Joint Venture TAKT on these taking into account the environmental protection measures intended by TAKT.

1.1. Nature of the environment in the sections intended for the carrying out of the geological exploration and extraction work.

     Section No. 1 intended for the activities of TAKT, which belongs to the Kempenjay basin and occupies an area of 14,400 square kilometres, is located from a geomorphological point of view in the Western part of the Central Yakut plane.

     Section No. 2, which occupies a surface area of 6,900 m2 and is in the transitional area between the Nepsk-Botuobinsk uplift and the Patomsk basin, is located in the area of the Lena plateau.

     Both section 1 and section 2 are characterized by extensive permafrost rock and are both in the geocryological Lena-Wilyuj area.

     Climatic conditions.

     The occurrence of powerful high pressure areas in Winter and low pressure areas in Summer is crucial to the condition of the atmosphere over West Yakut. The climate of the area is therefore markedly continental with long and cold Winters, relieved by short but relatively hot Summers.

     With the monthly increase in temperatures the absolute humidity and quantity of precipitations increase. Annually 74-80 % of precipitations evaporate, the rest run away or seep into the sediments of the humus layer.

     Pattern of the land.

     The pattern of the land of both sections is a flat or slightly hilly surface broken up by a system of shallow valleys. The relief arose mainly through surface erosion.

     The valleys are in general wide and form moors, the slopes are flat and asymmetrical and change imperceptibly into watersheds.

     Poor surface drainage leads to serious marshiness, to the formation of lake and marsh deposits on the watersheds as well as on the slopes and bottoms of the water runs. The patterns of relief have arisen through temporary water runs, on the slopes of the river valleys gaps, troughs and cones of scree or debris have developed.

     Networks of rivers and hydrogeological conditions.

     The network of rivers in Section No. 1 belong to the basin of the Wiljuj river and its tributaries: Botomoyu, Chongar, Tonguyu and Byrakan, and the one in Section No. 2 to the basin of the left hand bank of the Lena with its tributary Nyuya and the rivers flowing into this, namely Orto-Sala, Ulachan-Murbajy, Chotogo and Otschuguy-Murbajy.

     The river valleys alternately exhibit narrows and expansions. The depth to which the rivers cut in with average waterflow is 60 to 120 m, that of the shallower tributaries 20 to 50 m. At the mouths of the rivers of average depth the valleys have a canyon-type appearance and on the upper reaches represent weakly carved marshy, trough-shaped gaps with wandering river bed.

     On 215 to 220 days the rivers are frozen up; the ice begins in the first half of October and ends in May.

     River deposits form terraces, river and stream meadows. The massiveness of the flood sediments is 1.5 to 2.0,m, that of the first terrace located over the meadow 2 to 4 m.

     Lake and marsh formations are relatively extensive in the area and can be found on the basins and thermokarst craters in the river valleys, on the watersheds and on the upper regions of streams.

     Most lakes have a low depth (up to 2-3 m).

     The hydrogeological features of the land of both sections were determined by the fact of them belonging to the Yakut artesian basin with continuous permafrost rock with a solidity of 200 to 400 m.

     Underground saltwater occurs in depths from 300 to 320. This is mineralised water with a sodium chloride composition, which is under great pressure.

     The water occurring above the frost area is relatively extensive, but occurs in small quantities and only briefly during the year as a fluid phase.

     A small amount of water and the relatively low reserves mean it is impossible to use it for temporary water supply.

     Geocryological conditions.

     Both sections belong to the extensive area of permafrost rock, which forms the upper part of the cryolith zone up to a depth of 200 to 400 m. The profile section beneath consists up to a depth of 500 to 900 m of rock cooled to below 0 degrees C, containing salt water and lyes.

     In total the extent of the frost layer and the total cryolith zone decreases from North to South to the Lena valley.

     The annual time-dependent depth, to which the rock thaws, fluctuates greatly in the area: with the dry sand and fine sand deposits it is
     2.5 to 3.0 m, in the case of the loam and peat deposits 0.7 to 1.0 m.
     In the area of the outcrops of the diabase residues it increases to 4-5 m.

     Cryonegic processes and formations.

     Cryogenic developments exist and occur in the relevant areas in the form of solifluction, thermokarst, occurrences of frost and surface grooves caused by frost.

     Solifluction processes usually occur on slopes, which have an inclination of over 2 to 3 degrees and the composition of which contains fine sand-loamy permafrost rock containing ice. This process is particularly active on concave, relatively humid slopes with increased drainage.

     The formation of grooves by frost on the surface gives a slightly undulating land pattern.

     The rising up of the land caused by the redistribution of moisture during freezing is the most extensive phenomenon.

     The types of thermokarts depend on the occurrence and conditions and storage of the underground ice in the mountain rock. When these sediments thaw thermokarst basins occur, which can be split up as follows:
     Meadows, river terraces located above them, watersheds with the formation of peat, wide valleys on the upper regions of streams.

     Vegetation in the development areas.

     The vegetation of these areas belongs to the type of vegetation of the Taiga subzone. The prevailing types of tree are larch and pine. For all forest types, apart from the pine forest, there is a dense undergrowth of birch trees, alders, and aspens. The bushes mainly consist of wild rosemary, marsh bilberry and dwarf birch. Thc meadow vegetation is fairly extensive and mainly occurs in the river valleys and on the lakes in the form of sedge.

     Within the two sections of TAKT the following geobotanical associations occur: pine, larch-pine-bush-moss-lichen-forest. The floor cover consists of lichen and green mosses.

1.2. Social and economic data of the relevant sections and areas.

     The areas for the activities of TAKT are practically undeveloped from an economic point of view. There are social-economic data available for large areas, which concern the petroleum and geological division of the areas, especially for the West-Wiljujsk (Section No. 1) and Predpatomsk (Section 2) petroleum and natural gas area.

     Section No. 1 - West-Wil3uisk petroleum and natural gas area.

     This area is in the basin of the middle reach of the river Wiljuj.

     The West-Wiljujsk petroleum and natura1 gas area extends over four administration districts of the Republic and embraces the Eastern part of the Suntarsk, the South Eastern part of the Njurbinsk, the Southern half of the Verchnewiljujsk and a smaller area in the South of the Wiljujsk area.

     The main river Wiljuj runs 25 to 60 km in the North West of Section No. 1. The section contains the biggest tributaries of Kempendyay, Botomoyu, Tonguyu and Byrakan. In addition there are the smaller tributaries, lakes and marshes. Only the river Wiljuj is navigable.

     The most important settlements are Njurba, Ustje and Tojoku.

     All the settlements along the Wiljuj from Ojusut to Njurba are connected to the power supply network of the Wiljujsk power station.

     Typical of thc region is the felling of timber to heat the numerous settlements. Timber felling totals about 45,000 to 50,000 cubic metres per annum.

     The only raw materials extraction company in the district is the Kempendjaysk salt works with a capacity of 2000 tonnes per annum.

     Brown coal and rock salt take first position as regards natural earth resources.

     Most freight goods are transported via the Lena and Wiljuj rivers
     (the Lena is navigable 150 days, the Wiljuj for 130 days). The freight goods collected in the Wiljuj ports are mainly transported onwards in Winter by lorry to the relevant sites of utilisation. The "Winter roads" are navigable from the end of December to the middle of April.

     Helicopters are used for the transportation of urgent freight and to carry crews.

     Section No. 2 - Predpatomsk petroleum and natural gas area.

     This petroleum and natural gas area occupies a narrow, but fairly lengthy strip along the Baikal-Patomsk highland in the basin of the upper region of the Lena and belongs to the marginal basin of the same name. Section No. 2 is located in the North of the central part of this petroleum and natural gas area.

     The central part of the petroleum and natural gas area covers administratively the South Eastern part of the district of Lensk, the North Western part of the Olegminsk and a small area of the Southern part of the Sutarsk area.

     The river Lena Bows through the petroleum and natural gas area (60 km from section No. 2). Parallel to the Lena its left hand tributary Njuja runs in the central part of the petroleum and natural gas area. Straight through section No. 2 flow the left hand Njuja tributaries Chotogo, Orto-Sala and Otschchuguj-Murbajy.

     The most important settlements are the City of Lensk and the towns of Witim and Peleduj. On the Lena and the Njuja there are about 20 small towns and settlements. The number of inhabitants is about 50,000, 10,000 of which being agricultural population.

     Most freight goods are processed in the river harbour of Lensk.

     The Lensk-Mirnij motorway, which is navigable throughout the year, passes through the central section of the area.

     The delivery of freight goods for the geological survey team is effected via provisional motorways, which are only navigable in the Winter.

     Freight traffic is mostly done through local and internal airlines of the Republic. There are flight connections, between Lensk and Novosibirsk or Irkutsk as well as between Mirnyj and Moscow.

     The high voltage line 220 runs from the settlement of Chernysheskiy (Wiljujsk power station) to the City of Lensk along the motorway.

     Two natural gas, one salt and hydrobromine and construction materials deposits have been found.

     Medical and cultural facilities as well as education possibilities only exist in the district centres of Lensk, Sutar and Verchnevilyuysk.

1.3. Effect of the searching, exploration and promotion activities on the environment and nature.

     The greatest damage to the environment and nature, occurring during drilling activities, is the damage to the humus layer.

     The latter is caused by the following works:

     --   Construction of roads, power and water lines
     -- Transportation of drilling equipment, materials and people on defective and specially paved roads
     --   Planning of locations for the setting up of drilling rigs and camps
     --   The erection of drilling sludge and petroleum tanks.

     A further important damaging factor is contamination by the fluids used and which occur during drilling activities and tests:

     --   Borehole flushing and cement sludges
     --   Flushing and drilling waste
     -- Products occurring during testing and extraction (oil, gases, system water)
     --   Combustion products when operating combustion engines and boiler systems
     --   Weighting material, flushing and cementation additives
     --   Cutting and lubricating fluids
     --   Domestic refuse and effluents
     --   Rainwater

     The degree of environmental pollution by effluents and other fluids and solid waste, occurring during drilling activities, is understood to be the amount exceeding the permissible hazardous substance concentrations
     (HK) in the individual media.

     The harmful substances maximum concentration is the maximum concentration, which with the relevant substance does not exercise any direct or indirect effect on the health condition of people or does not prejudicially affect the hygiene conditions for the use of water. The contaminating effect of the drilling solutions depends on the toxicity of the ingredients and components, which are split up into the following areas: Toxic, health toxic, total health and the like.

     The values for some substances and chemicals, which are valued according to the amount of the maximum concentrations in the individual media, are given in Table 1.

Maximum harmful substance concentration values for the chemical substances in the water used during drilling activities.

                                                      Table No. 1


Name of substance        Area      HKg* (mg/l)    HKfg*(mg/l)    Class of
                                                                 harmfulness

Aluminium sulphate       Health-toxic   2.8                      2

Bariumsulphate           Health-toxic

Calcium chloride         Health-toxic

Sodium hydroxide         Health-toxic

Sodium carbonate         Health-toxic

Sodium choride           Health-toxic

Sulphate ion             Health-toxic

Chloride                 Organoleptic

Chrome-ion (C13 +)       Organoleptic

Chrome-ion (Cr 6 +)      "

Polyphosphate (-PO4)     "

Sodium phosphate
(- PO 4)                 Total-health

Sodium solicate (-03)    Health-toxic

Carboxymetahylcellulose  Health-toxic

Condensed sulphite
alcohol Lye              Health-toxic

Polyacrylamide           "

Polyacrylnitrile-
Hydrolsate               Health-toxic

Polyoxyethlyene
M= 2-3 million           Total-health

Polyoxyethlene
M= 5 million             Total-health

Chromligniosulphanate    Total-health

Carbon alkali reagent    Health-toxic

Flotation agent T-66,
T-80 (floxanalcohol)     Health-toxic
Foam remover, coagulator

Sulphanol NP-1           Organoleptic
                         (foam)
                         Health-toxic

Sulphanol NP-3           Organoleptic
                         (foam)
                         Health-toxic

Olein acid               Total-health

Oxethylalkimphenol
OP-7                     Organoleptic
                         (foam)

Oxethylalkimphenol
OP-10                    Organoleptic
                         (foam)

Other petroleum          Organoleptic
                         (foam)

Suspended particles      Total-health

pH value

Minerals
in the dry residue
of which:
chloride
sulphate

*) HKG - hydrocarbons in the water of effluents
   HKFG - HK in the water of fishing waters

Classes of harmfulness:
Class 1        - extremely harmful
Class 2        - very harmfu
Class 3        - harmful
Class 4        - moderately harmful

The quality of the drilling effluent will be valued on the basis of the following main criteria: density, clarity, colour alkali content, proportions of chlorine-ion (Cl -) and sulphate-ion (SO4 2 - ), general mineralisation, pH value, content of petroleum products, suspended particles and surface-active substances.

Pollution of the areas caused by toxic gaseous products, as arise during the operation of combustion engines, boiler systems and during borehole tests.
The permissible maximum values for harmful substance concentrations in air are given in Table 2.

Hydrocarbons values for chemical substances, which occur during drilling, when operating combustion engines, boiler systems and during borehole tests, in the air.

                                                      Table 2

Description of substance   Max 1-off     Daily     MAK       Brief     Class of
                           concentrat.   average   (mg/dm3)  permiss.  harmless
                           (mg/dm3)      concern.            value
                                         (mg/dm3)

Benzine (petroleum
benzine converted to
hydrocarbons)

Gas condensate

Nitrogen dioxide

Carbon dioxide

Sulphuric acid
anhydride

Sulphur anhydrite

Hydrogen sulphide

Soot

Asbestos

Potassium chloride

Copper sulphate

Sodium chloride

Sodium hydroxide

Sodium carbonate

Cement dust:
Potassium borate
Carbide, oxide

For classes of harmfulness see Table 1.

2.  Environmental protection measures

    On the occasion of all the environmental measures taken by the Joint Venture during its activities in both sections (both during exploration activities by TAECT, as also during the operation of the developed deposits), the following conditions shall be fulfilled:

    -- Article 4 of tile law relating to the protection of nature in the Republic of Sacha (Yakut), which defines the ecological status of the Republic as an easily vulnerable, delicate region with limited ecological capacity, where "preference is given to clean technologies which create little or no waste and where projects which overtax the capacity of the natural areas are forbidden".

    -- Expert report No. 184 of the State Ecology Committee of the Ministry for the Protection of Nature of the Republic of Sacha (Yakut) of 29th July 1993, in which it is recommended that account be taken a all phases of planning, exploration, erection and operation of the negative experience with regard to the effects on the environment during development and extraction of deposits in West Siberia (Russian Federation).

    Since the working programme of TAKT in the first phase provides for an exploration period of many years, this paragraph deals in great detail with the measures to protect nature during this period of drilling activities by TAKT to search for oil and gas.

    In the event of the search and exploration works being successful, allowing commencement of exploitation of the discoveries, projects will be developed for the economic development of such discoveries, the sinking of extraction wells, the building of transport roads and the provision and removal of pipelines, whereby these projects, will make clear the assessment of the effects on the environment and the environment protection measures by means of specific technical tests on specially demarcated areas of land within the sections made available as part of the "environmental protection" tasks.

    These projects shall be submitted to the competent bodies of the Republic of Sacha (Yakut) for harmonisation and approval, and they will also be subjected to an ecological report.

2.1. Environmental protection measures during the planning of oil and gas drillings

     The pieces of land for the drilling rigs, the accommodation for the drilling crews, installation and removal of pipelines as well as roads and helicopter landing places will be selected on the basis of the site investigations taking into account the merest technical effects on the environment, whereby the drilling projects must be approved by the competent environmental protection centres of the Republic.

     Drilling works within bank protection areas may only be carried out if there exists a special permit from the authorities competent for the protection of nature and water resources.

     When planning preparation works for the drilling (erection of access roads, including the construction of bridges over waterways, ravines (gorges) and other obstacles, work in connection with the transportation of the drilling rig and the main construction units of the drilling equipment, planning of the site) factors causing pollution of the soil, water and air must be avoided.

     When planning for the construction of the drilling rig and the works for sinking and liquidation (preservation) of drilling shall take into account the following criteria:

     -- Use of new progressive and environmental-friendly technologies when carrying out search and exploration drillings, which have been developed by foreign participants of the TAKT Joint Venture, of the Austrian company OEMV.

     -- The drawing up and preparation of extensive measures to protect the surface and formation water (also the groundwater), of the soil and the air against contamination by chemicals contained in drilling flushing fluids and cement sludges, flushing waste, consumed drilling Hushing fluids, s1udge, mineralised water and other toxic products occurring during borehole tests.

     -- Work to determine the permissible maximum concentration (HK) for a new chemical substance, the use of which is planned when sinking wells.

     -- Solutions for the recultivation of the destroyed areas of land and soil and their punctual handing over to the permanent user.

2.2. Environmental protection measures when undertaking the preparation works for drilling.

     When stipulating the drilling locations on the site a location is to be selected, which has natural drainage of the surface water. If there are no locations with natural drainage, then the drilling location shall be protected by the erection of embankments, moats, permafrost strips and artificial drainage systems against flooding. The following measures shall be taken when preparing the drilling location on the site:

     -- extensive avoidance of site sections with seriously frozen land, where the ice portion totals 40 % of the total volume of the permafrost land;
     -- preservation of the moss and peat cover adjoining existing ravines and slopes to prevent the occurrence of thermo-erosion;
     -- spreading and banking with non-swelling material (sand, sand-gravel mixtures), when the layout of the drilling location on slopes of seriously frozen soil with an inclination of over 10 degrees cannot be avoided;
     -- Planning of the drilling location in Autumn or Winter and only on the condition that the depth of the frost soil is 20 to 30 cm, whereby the fertile humus layer is to be preserved.

     The delivery of materials and equipment to the drillings can only be effected overland after the freezing of the streams, lakes and rivers.

     When setting up the well site the pipelines will be laid above ground and will be thermally insulated. In the area of drilling locations, drilling rigs, fuel and lubricating oil stores walls of impermeable 80il shall be erected.

     To store the petroleum products and collect the old oil and flushing fluids tanks will be installed on the drilling site. The installation of the drilling rig, the installation of the drilling equipment and the erection of sedimentation systems shall be effected in accordance with the applicable and general health regulations.

     The established drilling site will be surrounded by a moat, which will prevent the penetration of draining rain and thawing water into the site. At the bottom part of the site slope a ditch and collection tanks shall be installed, which will collect all of the water draining from the drilling site.

     The rain and thawing water draining into the ditch and tanks must be used for technical purposes.

2.3. Measures to protect the environment and the natural earth resources when sinking wells.

     The progressive technology for deep drilling developed by the OEMV gives a whole set of technical solutions, intended to prevent environmental damage and open gas and oil eruptions and to avoid contamination of surface and groundwater.

     On the basis of the experience of the drilling operations of the Republic of Sacha (Yakut) and the OEMV, a Joint Venture will take measures to protect the environment and the natural earth resources during drilling activities.

     Where there are loose rock layers and formations which carry water, which can be used as drinking and medical water sources, special measures will be taken.

     When sinking the wells every measure will be taken, to prevent harming the environment, especially:

     --   Use of environment-friendly materials;
     -- If this is not possible, use of other media complying with every precautionary measure;
     --   Safe transport and storage of all materials to be used and which accrue;
     --   The insertion of materials only in very deep layers of the earth;
     -- The most modern sinking technology, preventing layers having any effect on each other and penetration into the ground and underground water.

     The waste occurring when sinking wells or boreholes shall be deposited by agreement with the competent authorities at the working site.

     Modern technology will be used for the sealing devices on the borehole.

     To prevent oil and gas leaks and escapes during drilling and development works, all the conditions of the Mining Supervisory Authority (Gosgortechnadsor) applicable to such works shall be fulfilled.

2.4. Prevention of environmental pollution during borehole tests and extraction

     Thanks to the most modern casing (tubbing) schemes TAKT guarantees a high quality when sinking wells, amongst other things through an improvement of the quality of the cementation process with me extensive use of casing packers, centering baskets, scrapers and gas-tight threaded connections for the casing pipes as well as the use of the most modern technologies when dri11ing the extraction column in the area of the productive layers.

     The borehole tests are effected after completion of the preparation measures, including the installation of a E-cross and torching devices with remote ignition and complete combustion, the erection of measuring sections for dynamic inflow measurements as well as the installation of metal containers for the storage of the oil the condensate and the flushing fluid stock with guaranteed installation and measuring devices.

     Before carrying out the tests thc devices above ground (aggregates and lifting devices), the probe head equipment, the pipes for taking away the layer fluid and natural gas as well as the containers for the flushing fluid and the petroleum are installed and mounted in accordance with the existing plan and the technical regulations and fire protection standards.

     In the event of escapes and other oil leaks on the surface of the earth the contaminated areas of the land are treated with absorbing materia1 (peat, sawn timber, sand). The absorption medium is removed from the soil with the oil and used as a fuel or is taken away completely.

     During the economic exploitation of the deposits enclosed and sealed collection and conveying systems shall be used, which will prevent contamination of the environment with the product of the drilling.

     Projects for the setting up of the deposits will include the erection of systems for the cleaning and reutilisation or removal of effluents.

2.5. Fulfillment of the measures to implement the recommendations of the State Atomic Supervisory body of the RS (J) of 21.07.1993 and of Point 2 of Expert Report No. 184 of the Ecology Committee of the RS (J) of 29.07.1993

2.5.1. In accordance with the recommendations of the State Atomic Supervisory body of the RS (J) TAKT ensures during drilling activities in section
       No. 2 regular observations to establish any occurrence of artificial radionuclides in groundwater and water near the surface as well as the possibility of determining the content of radionuclides in the extracted products in the works for the development and extraction of hydrocarbons.

2.5.2. The possibi1ity will also be given for the extraction of underground and surface water samples in section No. 1, in order to establish any content of strontium-90 and Caesium-137.

3. Liquidation and recultivation works in the sections with wells to be shut down

3.1. When carrying out liquidation works at the borehole safe insulation of the oil and gas layers of layers carrying water shall be guaranteed and a migration of fluids and gases when the permafrost soil thaws.

3.2. After dismantling of the drilling rig, the drilling tower equipment and the provision and removal of pipes the earth contaminated by petroleum and chemicals shall if necessary be removed.

3.3. At places where the surface of the soil is extremely compacted, loosening shall be effected.

3.4. Walls shall be leveled and the location shall be leveled off subject to preservation of the natural relief.

3.5. The works to restore the land shall be carried out continuously until final conclusion. If the works cannot be carried out at once due to the weather conditions, the deadline for this may be extended, but this must not exceed one year from the date of termination of the works on the well.

3.6. If after recultivation the land is to be used for agricultural purposes, works must be undertaken to produce a condition suitable for agricultural use in accordance with the deadlines laid down in the regulation concerning the apportionment of the land.

3.7. Reafforestation measures on the recultivated land and soil shall be effected at the expense of TAKT by the permanent land user, to whom the land will be returned.

3.8. The handing over of the recultivated land shall be effected by a committee of the administration district, in which this land is located. This will be recorded in documents.

3.9. On accepting the recultivated land, the committee will examine the quality of the recultivation and whether the works carried out satisfy the approved project.

4.  Obligations of TAKT in the field of environmental protection

    Within the framework of its environmental protection activities TAKT shall guarantee the following:

4.1. Training of the personnel of the Joint Venture in the area of environmental protection, the use of the most modern environmental protection technologies during exploration and extraction of gas and oil.

4.2. Strict monitoring as to whether the ecological conditions of the project for the installation of wells as well as the installation and development of the deposits are being fulfilled by the personnel.

4.3. Regular monitoring of the condition of the soil, the flora and fauna as well as the waterways in the areas to be developed, whereby if necessary amendments of the technological solutions selected to protect the environment and nature shall be effected.

5.  Summary

    The Joint Venture TAKT is of the view that the statements contained in this section document ~e fact, that the Joint Venture in its activities in the areas made available to it in Yakut can reduce the negative effects on the environment to a minimum and guarantee ecological safety for the areas to be developed by the use of modem, practically waste-free drilling technology.


                                                                  APPENDIX No. 6



                     Licences of other companies concerning
                            commercial activities in
                              the contractual area